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                                                                     EXHIBIT 4.3

                                OPTION AGREEMENT

     THIS OPTION AGREEMENT ("Agreement") to be effective the ___ day of _______, 1995 by and between ________________________________ (the "Employee") and
FocusSoft, Inc. (the "Corporation").

                                    RECITALS

     As part of the transaction by which the Employee shall be employed by the Corporation, the parties desire that Employee shall have an option to acquire certain shares of the unissued Class B Non-Voting Common Capital Stock of the Corporation ("Shares") subject to the expressed terms and conditions provided herein.

                                   AGREEMENT

     IN CONSIDERATION of the foregoing and the mutual terms and conditions included herein, the parties agree as follows:

     1. GRANT OF OPTION. The Corporation hereby grants to Employee an option to acquire the following Shares subject to the terms and conditions herein (the "Option Shares") (collectively, the "Options"):

          (a)  _____________________ (____) shares of the Class B Non-Voting
               Common Capital Stock of the Corporation ("First Option").

          (b)  _____________________ (____) shares of the Class B Non-Voting
               Common Capital Stock of the Corporation ("Second Option").

     2. EXERCISE OF OPTION. The Options may be exercised by Employee under the following conditions ("Exercise Events"):

          (a) First Option -- _________________ (____) months following the execution date of this Agreement provided Employee shall have performed all employment duties and responsibilities assigned in a satisfactory manner as determined solely by the Corporation.

          (b) Second Option -- _________________ (____) months following the execution date of this Agreement provided Employee shall have performed all employment duties and responsibilities assigned in a satisfactory manner as determined solely by the Corporation.

Notwithstanding any term or provision of this Agreement to the contrary, in no event shall any Option be granted or exercised unless Employee shall at such time of grant and exercise remain an active, full time employee of the Corporation. In the event such employment shall terminate or expire prior to exercise, for any reason, all such Options provided herein shall terminate and be permanently and irrevocably forfeited.

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     3.   OPTION PERIOD.  Subject to the terms of this Agreement, the Options may be exercised by Employee upon the occurrence of the Exercise Events as set forth in Section 2 but not later than sixty (60) months following such dates ("Option Period"). Upon the Employee's satisfactory completion of all terms and conditions as set forth in this Agreement, such Options shall be exercised by the Employee through the delivery by such Employee of written notice to the Corporation of his or her intention to so exercise such Options during the Option Period. In the event the Employee shall for any reason fail to give such notice or to exercise the Options and remit the Option Price to the Corporation during the Option Period, or shall fail to fully satisfy any term, provision or requirement of this Agreement, each such Option shall be permanently and irrevocably forfeited and Employee shall have no further right, claim, or interest of any nature therein to such Option or Option Shares, nor shall the Employee possess any claims against the Corporation derived in any manner from this Agreement or the transactions included herein.

     4. OPTION PRICE. With respect to the exercise of the Options by Employee, the Option Price per share for the Option Shares shall be as follows ("Option Price"):

          (a) First Option - __________ (____) per Share times the total number Option Shares acquired ("Option Price").

          (b) Second Option - __________ (____) per Share times the total number Option Shares acquired ("Option Price").

     5. PAYMENT. Each Option Price shall be paid in cash in full during the Option Period. Upon such receipt of the Option Price, the Corporation shall issue the Option Shares subject to the restrictions and conditions included herein no later than thirty (30) days thereafter. Notwithstanding any term or provision of this Agreement to the contrary, the exercise of the Options shall be contingent upon the satisfaction by Employee of any federal, state, and local payroll tax or similar withholding obligations of the Corporation that shall be applicable to the exercise of the Options.

     6. LIMITATIONS. The Options provided herein are not assignable or transferrable and may only be exercised by Employee personally, subject to all terms and conditions of this Agreement. In no event whatsoever shall any right, title, or interest in the Option Shares or any Shares including but not limited to dividend, distribution, or similar rights, vest in Employee prior to exercise of the Options and issuance of the Option Shares pursuant to this Agreement.

     7. STOCK RESTRICTION AND PURCHASE AGREEMENTS. Notwithstanding any term or provision of this Agreement to the contrary, the Options shall not be exercised and no Option Shares may be issued unless Employee shall execute a Stock Restriction and Purchase Agreement ("Shareholder Agreement") in such form as shall be solely acceptable to the Corporation. Such Shareholder Agreement shall provide for, among other matters, transfer restrictions, mandatory offering events, purchase price calculations and payment terms, and such other terms, conditions, and restrictions as shall be solely determined by the Corporation.




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     8.   REGISTRATION. The Options provided herein are subject to the requirement that, if at any time the board of directors of the Corporation shall determine, in its discretion, that the listing, registration, or qualification of the Option Shares or Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary of desirable as a condition of, or in connection with, the granting of the Option or the issue or purchase of Option Shares under this Agreement, the Options may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the board of directors of the Corporation. The Employee represents to the Corporation that it is his intention to acquire the Option Shares for investment and not with a view toward the distribution or sale thereof.

     9. EQUITY ADJUSTMENTS. The Options granted herein are based upon the current equity structure of the Corporation. In the event the equity of the Corporation shall for any reason be adjusted, amended, or modified, whether by reorganization, recapitalization, or otherwise, the Corporation shall have the authority to make such adjustments in its sole discretion that it deems necessary regarding the Option Shares subject to the Options to be granted herein.

     10. PLAN PROCEDURES AND AMENDMENT. Until such time that the Options herein are fully exercised, this Agreement and all terms included herein may be amended or terminated, in whole or in part, solely by the Corporation without prior notice. Each determination, interpretation, or other action made or taken pursuant to the provisions of this Agreement by the board of directors of the Corporation shall be final and shall be binding and conclusive for all purposes on the Corporation and Employee.

     11. NO EMPLOYMENT. In no event shall this Agreement be construed as an offer or agreement of employment or continuing employment for any stated term.

     12.  MISCELLANEOUS.

               (a) COMPLETE AGREEMENT. This Agreement supersedes all prior agreements and understandings between the parties, written or oral, related to the subject matter hereof and is intended by the parties as the complete and exclusive statement of the terms of this Agreement.

               (b) APPLICABLE LAW. This Agreement, and any properly executed amendments hereto, and any disputes relating to this Agreement shall be construed under and controlled by laws of the State of Kentucky.

               (c) SEVERABILITY. In the event that any provision of this Agreement is found to be unenforceable, illegal, or contrary to public policy, said Agreement shall remain in full force and effect, except for any such unenforceable provisions.


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        (d)     ASSIGNMENT. This Agreement is binding upon and shall inure to the benefit of the legal successors and assigns of the Corporation.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated below to be effective ________________, 1995.

FOCUSSOFT, INC.                           _____________________________________
("Corporation")
                                          _____________________________________
                                          ("Employee")


BY: _________________________________     DATE: _______________________________

TITLE: ______________________________

DATE: _______________________________


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